UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2014

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Wacker Drive, 48th Floor, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 252-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2014, ACRC 2013-FL1B Holder LLC (the “Seller”), a subsidiary of Ares Commercial Real Estate Corporation (the “Company”), and the Company entered into a global master repurchase agreement (the “UBS AG Note Facility”) with UBS AG (“UBS AG”), pursuant to which the Seller will sell, and later repurchase, certain retained subordinate notes in the Company’s 2013 CMBS securitization (the “Purchased Securities”) for an aggregate purchase price equal to $57.2 million.  The scheduled repurchase date of the Purchased Securities under the UBS AG Note Facility is January 6, 2016 (the “Repurchase Date”).  The transaction fee (or interest rate), which is payable monthly on the UBS AG Note Facility, is equal to one-month LIBOR plus 2.74% per annum on the outstanding amount. If the outstanding amount of the Purchased Securities subject to the UBS AG Note Facility is reduced or repaid prior to the Repurchase Date, UBS AG shall be entitled to a termination fee.

The UBS AG Note Facility is fully guaranteed by the Company. The UBS AG Note Facility contains certain affirmative and negative covenants and provisions regarding events of default that are customary for similar repurchase facilities, and imposes certain covenants on the Company with respect to maintenance of certain ratios of debt to net worth, fixed charges and other financial conditions. The UBS AG Note Facility also contains margin call provisions that provide UBS AG with certain rights if the applicable percentage of the aggregate asset value of the Purchased Securities is less than the aggregate purchase price for such Purchased Securities.

In connection with the $57.2 million provided by UBS AG under the UBS AG Note Facility, on December 1, 2014, ACRC Lender U LLC, ACRC Lender U TRS LLC and ACRC Lender U Mezz LLC, each a subsidiary of the Company, and the Company, amended the revolving master repurchase facility with UBS Real Estate Securities Inc. to reduce the maximum commitment by $55.0 million from $195.0 million to $140.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       December 5, 2014

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary